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                                                                EXHIBIT 21



                                SUBSIDIARIES OF
                          CAPSTONE CAPITAL CORPORATION



     Name of Subsidiary                               State of Organization
     ------------------                               ---------------------

     Capstone Capital of Alabama, Inc.                Alabama
     Capstone Capital of Baytown, Inc.                Alabama
     Capstone Capital of Bonita Bay, Inc.             Alabama
     Capstone Capital of California, Inc.             Alabama
     Capstone Capital of Cape Coral, Inc.             Alabama
     Capstone Capital of Las Vegas, Inc.              Alabama
     Capstone Capital of Pennsylvania, Inc.           Pennsylvania
     Capstone Capital of Sarasota, Inc.               Alabama
     Capstone Capital of Texas, Inc.                  Alabama